Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE		SYMBOL: TECD
Wednesday, August 22, 2007	TRADED:	NASDAQ/NMS

Tech Data Reports Fiscal 2008 Second-Quarter Results

Record second-quarter net sales total $5.6 billion, a 13.6% increase year-over-year;

Operating cash flow for the quarter totals $198.7 million

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the second quarter ended July 31, 2007.

Results At A Glance (1)

($ in millions, except per share amounts)	Three months ended July 31, 2007		Three months ended July 31, 2006
Net sales		$5,613.3		$4,943.3

Operating income (loss) (GAAP) Operating income (Non-GAAP)	$ $	26.7 47.6	$ $	(130.9 18.0)

Net income (loss) (GAAP) Net income (Non-GAAP)	$ $	7.2 27.5	$ $	(155.5 .3)

Net income (loss) per diluted share (GAAP) Net income per diluted share (Non-GAAP)	$ $	.13 .50	$ $	(2.81 .01)

(1)	Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.

This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the second quarter ended July 31, 2007 were $5.6 billion, an increase of 13.6 percent from $4.9 billion in the prior-year period and a record for the second quarter.

The company recorded net income of $7.2 million, or $.13 per diluted share for the second quarter ended July 31, 2007, based upon Generally Accepted Accounting Principles (“GAAP”). This compared to a net loss of $(155.5) million, or $(2.81) per diluted share for the prior-year period. Results for the second quarter of fiscal 2008 include a $4.3 million charge for the loss on disposal of subsidiaries and $16.6 million in restructuring charges. The loss on disposal of subsidiaries relates to the company’s decision to exit its operations in Israel and the United Arab Emirates (UAE) as part of its ongoing initiatives to optimize profitability and return on capital employed. The charge is comprised of $2.7 million of non-cash foreign currency translation losses related to the operations in Israel which had been previously recorded in shareholders’ equity, $1.0 million of costs related to the sale of the Israel operations and $.6 million for UAE severance costs. The restructuring charges totaling $16.6 million, substantially all of which relate to the closure of a European logistics center to gain synergies and reduce future operating expenses, is comprised of approximately $8.0 million of severance costs and $8.6 million of facility costs and other fixed asset write-offs. Excluding the noted charges totaling $20.9 million, non-GAAP net income for the second quarter of fiscal 2008 totaled $27.5 million, or $.50 per diluted share.

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 2 of 10
August 22, 2007

Results for the comparable second quarter of fiscal 2007 included a non-cash charge of $136.1 million for goodwill impairment as a result of the company’s performance in Europe and an $8.4 million non-cash charge to increase the valuation allowance for certain deferred tax assets related to Europe. The prior-year second quarter also included $11.2 million of restructuring charges and $1.6 million of consulting costs related to the company’s European restructuring program which was completed in the third quarter of fiscal 2007. Excluding these charges and costs, non-GAAP net income for the second quarter of fiscal 2007 totaled $.3 million, or $.01 per diluted share.

“We are extremely pleased with our second quarter performance as our focus on execution delivered strong results in both of our geographic regions. Through responsible sales and product management, we achieved record second-quarter net sales – highlighted by very strong growth in the Americas region that outpaced the market,” commented Robert M. Dutkowsky, Tech Data’s chief executive officer. “We delivered a significant year-over-year turnaround in our operating results in the European region with a 91 basis point improvement on a non-GAAP basis. Tech Data is in a solid position to further leverage our strength in execution to improve our performance in the second half of this fiscal year.”

Second-Quarter Financial Summary

•

Net sales in the Americas (including the United States, Canada, Latin America and export sales to the Caribbean) were $2.9 billion, or 52 percent of worldwide net sales, representing an increase of 16.7 percent over the second quarter of fiscal 2007 and an increase of 16.2 percent over the first quarter of fiscal 2008. Net sales in Europe (including Europe, the Middle East and export sales to Africa) totaled $2.7 billion, or 48 percent of worldwide net sales, representing an increase of 10.3 percent (3.4 percent increase on a local currency basis) over the second quarter of fiscal 2007 and a decrease of 6.7 percent (8.6 percent decrease on a local currency basis) over the first quarter of fiscal 2008.

•

Gross margin for the second quarter of fiscal 2008 was 4.89 percent compared to 4.56 percent in the prior-year second quarter and 4.72 percent in the first quarter of fiscal 2008. The increase in gross margin was attributable to significant improvements in the company’s pricing and inventory management practices in Europe, partially offset by a shift in customer and product mix in the Americas.

•

Selling, general and administrative expenses (SG&A) were $226.7 million or 4.03 percent of net sales compared to $209.2 million or 4.23 percent of net sales in the second quarter of fiscal 2007. SG&A expenses increased year-over-year to support sales growth and the company’s strategic initiatives. As a percentage of net sales however, SG&A declined 20 basis points year-over-year due to leverage achieved in the Americas, and to a lesser extent in Europe. SG&A in the second quarter of fiscal 2007 included $1.6 million in consulting costs associated with the European restructuring program completed in the third quarter of fiscal 2007.

•

For the second quarter of fiscal 2008, operating income was $26.7 million, or .48 percent of net sales. This compared to an operating loss of $(130.9) million, or (2.65) percent of net sales in the second quarter of

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 3 of 10
August 22, 2007

fiscal 2007. On a non-GAAP basis, excluding the loss on disposal of subsidiaries and restructuring charges noted above, operating income for the second quarter of fiscal 2008 was $47.6 million, or .85 percent of net sales. This compared to non-GAAP operating income for the second quarter of fiscal 2007 of $18.0 million or .36 percent of net sales, excluding the goodwill impairment, restructuring charges and consulting costs noted above.

•

On a regional basis, operating income in the Americas was 1.56 percent of net sales compared to 1.51 percent of net sales in the second quarter of fiscal 2007. In Europe, the company incurred an operating loss of (.59) percent of net sales compared to an operating loss of (6.78) percent of net sales in the second quarter of fiscal 2007. Excluding the loss on disposal of subsidiaries and restructuring charges, non-GAAP operating income in Europe for the second quarter of fiscal 2008 was .18 percent of net sales compared to an operating loss of (.73) percent of net sales for the second quarter of fiscal 2007, which excludes the goodwill impairment, restructuring charges and consulting costs. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate reconciling item in the company’s segment reporting (see “Supplementary Information” table attached).

•

The $(1.0) million of minority interest in the second quarter of fiscal 2008 represents the company’s Brightstar Europe joint venture partner’s share of the start-up costs incurred to date. The joint venture remains in the formation phase and has not commenced sales as of July 31, 2007.

•	Cash flow from operations for the second quarter of fiscal 2008 totaled $198.7 million.

Six-month Results

Net sales for the six-month period ended July 31, 2007 were $11.0 billion, an increase of 11.4 percent from $9.89 billion in the six-month period ended July 31, 2006. On a regional basis, net sales in the Americas represented 49 percent of net sales, and increased 11.5 percent to $5.4 billion from $4.8 billion in the prior-year period. Europe represented 51 percent of net sales, and increased 11.3 percent (2.7 percent on a local currency basis) to $5.6 billion from $5.0 billion for the six-month period ended July 31, 2006.

Gross margin for the six-month period was 4.81 percent, up from 4.68 percent in the prior-year comparable period. The increase in gross margin was primarily attributable to significant improvements in the company’s pricing and inventory management practices in Europe, partially offset by a shift in customer and product mix in the Americas and higher inventory costs during the first quarter related to the closure of the UAE operations.

For the six-month period ended July 31, 2007, on a GAAP basis, the company recorded operating income of $56.4 million, or .51 percent of net sales, compared with an operating loss of $(101.8) million, or (1.03) percent of net sales, in the prior-year period. On a non-GAAP basis, excluding $13.1 million of loss on disposal of subsidiaries and $16.1 million in restructuring charges, operating income for the six-month period ended July 31, 2007 totaled $85.7 million, or .78 percent of net sales. This compared to non-GAAP operating income of $57.7 million, or .58 percent of net sales for the six-month period ended July 31, 2006, excluding the $136.1 million goodwill impairment and $23.4 million in restructuring charges and consulting costs related to the European operations.

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 4 of 10
August 22, 2007

The company recorded net income on a GAAP basis of $17.1 million, or $.31 per diluted share, for the six-month period ended July 31, 2007 compared to a net loss of $(142.6) million, or $(2.57) per diluted share, in the prior-year period. On a non-GAAP basis, excluding the loss on disposal of subsidiaries and restructuring charges, net income was $45.7 million, or $.82 per diluted share for the six-month period ended July 31, 2007 compared to non-GAAP net income of $22.2 million, or $.40 per diluted share for the six-month period ended July 31, 2006. Non-GAAP net income for the six months ended July 31, 2006 excluded the goodwill impairment, restructuring charges and consulting costs and an $8.4 million increase in the valuation allowance against certain deferred tax assets. Net income for the six-month period ended July 31, 2006 on a GAAP and non-GAAP basis included $3.9 million in income from discontinued operations related to the sale of the European training business.

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially. For the third quarter ending October 31, 2007, the company anticipates net sales to be in the range of $5.75 billion to $5.90 billion. This assumes year-over-year low double-digit growth in the Americas and flat-to-low single-digit growth in Europe on a local currency basis. The company anticipates an effective tax rate for the third quarter of fiscal 2008 in the range of 34 percent to 36 percent.

Webcast Details

Tech Data will be discussing its second-quarter results and third-quarter business outlook on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. (ET) on Wednesday, August 29, 2007.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent, non-recurring or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of August 22, 2007. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 5 of 10
August 22, 2007

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ GS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 109th on the FORTUNE 500(R), Tech Data generated $21.4 billion in net sales for its fiscal year ended January 31, 2007. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Kristin Wiemer-Bohnsack, Director, Investor Relations and Shareholder Services

727-532-8866 (kristin.wiemer@techdata.com)

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 6 of 10
August 22, 2007

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2007	2006	2007	2006
Net sales	$5,613,308	$4,943,281	$11,015,385	$9,887,407
Cost of products sold	5,338,997	4,717,671	10,485,826	9,424,658

Gross profit	274,311	225,610	529,559	462,749
Selling, general and administrative expenses	226,720	209,209	443,872	410,827
Goodwill impairment	—	136,093	—	136,093
Loss on disposal of subsidiaries	4,284	—	13,121	—
Restructuring charges	16,602	11,155	16,149	17,634

Operating income (loss)	$26,705	$(130,847)	$56,417	$(101,805)
Net interest expense and other	3,963	9,469	11,906	19,029
Net foreign currency exchange gain	(121)	(804)	(1,778)	(595)

Income (loss) from continuing operations before income taxes and minority interest	$22,863	$(139,512)	$46,289	$(120,239)
Provision for income taxes	16,652	16,017	30,176	26,345

Income (loss) from continuing operations before minority interest	$6,211	$(155,529)	$16,113	$(146,584)
Minority interest	(1,031)	—	(1,031)	—

Income (loss) from continuing operations	7,242	(155,529)	17,144	(146,584)
Discontinued operations, net of tax	—	—	—	3,946

Net income (loss)	$7,242	$(155,529)	$17,144	$(142,638)

Net income (loss) per common share – basic:
Continuing operations	$.13	$(2.81)	$.31	$(2.64)
Discontinued operations	—	—	—	.07

Net income (loss)	$.13	$(2.81)	$.31	$(2.57)

Net income (loss) per common share – diluted:
Continuing operations	$.13	$(2.81)	$.31	$(2.64)
Discontinued operations	—	—	—	.07

Net income (loss)	$.13	$(2.81)	$.31	$(2.57)

Weighted average common shares outstanding:
Basic	55,080	55,307	55,021	55,602
Diluted	55,487	55,307	55,410	55,602

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 7 of 10
August 22, 2007

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	July 31, 2007	January 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$617,038	$265,006
Accounts receivable, net	2,318,118	2,464,735
Inventories	1,488,525	1,556,008
Prepaid expenses and other assets	158,301	122,103

Total current assets	4,581,982	4,407,852
Property and equipment, net	133,819	140,762
Goodwill	2,966	2,966
Other assets, net	152,438	152,284

Total assets	$4,871,205	$4,703,864

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$17,874	$77,195
Accounts payable	2,126,491	2,011,203
Current portion of long-term debt	1,605	2,376
Accrued expenses and other liabilities	507,297	500,514

Total current liabilities	2,653,267	2,591,288
Long-term debt	363,672	363,604
Other long-term liabilities	42,511	46,252

Total liabilities	3,059,450	3,001,144

Total shareholders’ equity	1,811,755	1,702,720

Total liabilities and shareholders’ equity	$4,871,205	$4,703,864

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 8 of 10
August 22, 2007

TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2007	2006	2007	2006
Operating Income
GAAP operating income (loss)	$26,705	$(130,847)	$56,417	$(101,805)
Goodwill impairment	—	136,093	—	136,093
Loss on disposal of subsidiaries (1)	4,284	—	13,121	—
Restructuring charges (4)	16,602	11,155	16,149	17,634
Other costs (2)	—	1,634	—	5,770

Non-GAAP operating income	$47,591	$18,035	$85,687	$57,692

Net Income
GAAP income (loss) from continuing operations	$7,242	$(155,529)	$17,144	$(146,584)
Goodwill impairment	—	136,093	—	136,093
Loss on disposal of subsidiaries (1)	4,284	—	13,121	—
Restructuring charges (4)	16,602	11,155	16,149	17,634
Other costs (2)	—	1,634	—	5,770
Tax effect on restructuring charges and other costs	(625)	(1,410)	(715)	(2,963)
Deferred tax assets valuation allowance	—	8,352	—	8,352

Non-GAAP income from continuing operations	$27,503	$295	$45,699	$18,302
Discontinued operations, net of tax	—	—	—	3,946

Non-GAAP net income	$27,503	$295	$45,699	$22,248

Net Income per Diluted Share
GAAP net income (loss) per share from continuing operations (3)	$.13	$(2.81)	$.31	$(2.64)
Goodwill impairment	—	2.46	—	2.44
Loss on disposal of subsidiaries (1)	.08	—	.23	—
Restructuring charges (4)	.30	.20	.29	.32
Other costs (2)	—	.03	—	.10
Tax effect on restructuring charges and other costs	(.01)	(.02)	(.01)	(.04)
Deferred tax assets valuation allowance	—	.15	—	.15

Non-GAAP net income per diluted share from continuing operations	$.50	$.01	$.82	$.33
Discontinued operations, net of tax	—	—	—	.07

Non-GAAP net income per diluted share	$.50	$.01	$.82	$.40

Weighted average common shares outstanding
Diluted	55,487	55,345	55,410	55,800

(1)	Loss on disposal of subsidiaries relates to the closure of the company’s operations in the UAE and Israel.
(2)	Other costs represent consulting costs related to the company’s European restructuring program completed in the third quarter of fiscal 2007.
(3)	Periods that incurred a GAAP net loss per share from continuing operations are calculated using basic weighted average common shares outstanding located on the Consolidated Statement of Operations.
(4)

Restructuring charges for the three and six months ended July 31, 2006 relate to the company’s European restructuring program completed in the third quarter of fiscal 2007. Restructuring charges for the three and six months ended July 31,2007 includes $16.9 million related to the closure of a European logistics center and $(.3) million and $(.8) million, respectively, for changes in estimates related to the European restructuring program.

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 9 of 10
August 22, 2007

TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Three months ended July 31, 2007		Three months ended July 31, 2006
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP Operating Income (Loss) by Segment
Americas	$45,227	1.56%	$37,593	1.51%
Europe	(16,009)	(.59)%	(166,793)	(6.78)%
Stock-based compensation reconciling amount	(2,513)	(.04)%	(1,647)	(.03)%

Worldwide total	$26,705.48%		$(130,847)	(2.65)%

	Three months ended July 31, 2007		Three months ended July 31, 2006
	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
Non-GAAP Operating Income (Loss) by Segment
Americas	$45,227	1.56%	$37,593	1.51%
Europe	4,877.18%		(17,911)	(.73)%
Stock-based compensation reconciling amount	(2,513)	(.04)%	(1,647)	(.03)%

Worldwide total	$47,591.85%		$18,035.36%

	Three months ended July 31, 2007		Three months ended July 31, 2006
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP to Non-GAAP Reconciliation of Europe Operating Income (Loss)
GAAP operating income (loss)	$(16,009)	(.59)%	$(166,793)	(6.78)%
Goodwill impairment	—	—	136,093	5.53
Loss on disposal of subsidiaries (1)	4,284.16		—	—
Restructuring charges	16,602.61		11,155.45
Other costs (2)	—	—	1,634.07

Non-GAAP Europe operating income (loss)	$4,877.18%		$(17,911)	(.73)%

(1)	Loss on disposal of subsidiaries relates to the closure of the company’s operations in the UAE and Israel.
(2)	Other costs represent consulting costs related to the company’s European restructuring program completed in the third quarter of fiscal 2007.

Tech Data Reports Fiscal 2008 Second-Quarter Results	Page 10 of 10
August 22, 2007

TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Six months ended July 31, 2007		Six months ended July 31, 2006
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP Operating Income (Loss) by Segment
Americas	$83,729	1.55%	$74,950	1.55%
Europe	(22,146)	(.39)%	(173,233)	(3.43)%
Stock-based compensation reconciling amount	(5,166)	(.05)%	(3,522)	(.04)%

Worldwide total	$56,417.51%		$(101,805)	(1.03)%

	Six months ended July 31, 2007		Six months ended July 31, 2006
	Operating Income	Operating Margin	Operating Income (Loss)	Operating Margin
Non-GAAP Operating Income (Loss) by Segment
Americas	$83,729	1.55%	$74,950	1.55%
Europe	7,124.13%		(13,736)	(.27)%
Stock-based compensation reconciling amount	(5,166)	(.05)%	(3,522)	(.04)%

Worldwide total	$85,687.78%		$57,692.58%

	Six months ended July 31, 2007		Six months ended July 31, 2006
	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP to Non-GAAP Reconciliation of Europe Operating Income (Loss)
GAAP operating income (loss)	$(22,146)	(.39)%	$(173,233)	(3.43)%
Goodwill impairment	—	—	136,093	2.70
Loss on disposal of subsidiaries (1)	13,121.23		—	—
Restructuring charges	16,149.29		17,634.35
Other costs (2)	—	—	5,770.11

Non-GAAP Europe operating income (loss)	$7,124.13%		$(13,736)	(.27)%

(1)	Loss on disposal of subsidiaries relates to the closure of the company’s operations in the UAE and Israel.
(2)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.